EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-228743, 333-237912, 333-251901, 333-259246 on Form S-3 and Registration Statement Nos. 333-125994, 333-139484, 333-159749, 333-173494, 333-180095, 333-189391, 333-205906, 333-210402, 333-256704, 333-265428, 333-266845, 333-268676, 333-272335 and 333-280175 on Form S-8 of our reports dated February 18, 2025, relating to the financial statements of NeoGenomics, Inc. and the effectiveness of NeoGenomics, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

San Diego, California
February 18, 2025